Exhibit 10.4

AAC HOLDINGS, INC.

2014 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of the         day of                     , 20        (the “Grant Date”), between AAC Holdings, Inc., a Nevada corporation (“Holdings,” and together with its Affiliates and Subsidiaries, the “Company”), and             (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the AAC Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”).

1. Grant of Restricted Shares.

(a) The Company hereby grants to the Grantee an award (the “Award”) of             Restricted Shares (the “Restricted Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) A certificate representing the number of Restricted Shares awarded hereunder shall be registered in the name of the Grantee. Such certificate shall be held by Holdings or any custodian appointed by Holdings for the account of the Grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions set forth below and in the Plan. Alternatively, the Committee may, in its discretion, provide that a Grantee’s ownership of Restricted Shares prior to the lapse of the applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of Holdings or its designated agent in the name of the Grantee, and confirmation and account statements sent to the Grantee with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence.

(c) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the Restricted Shares vest and restrictions lapse in accordance with Section 2 hereof.

2. Terms; Vesting.

(a) Subject to the Grantee’s continuous employment with the Company, the Restricted Shares shall vest and restrictions thereto shall lapse in equal annual installments over a [            -year]1 period from the Grant Date, as set forth below:

Anniversary of Grant Date	Restricted Shares Incrementally Vesting
%

%

%

%

[1]	To be determined in conjunction with each grant.

(b) Except as otherwise determined by the Committee at or after the grant of the Award hereunder, any Restricted Shares (including dividends accrued and held thereon) that are not vested shall be forfeited and all rights of the Grantee to such Restricted Shares shall terminate, without further obligation on the part of the Company, upon the termination of the Grantee’s employment with the Company.

(c) [Prior to vesting, the Restricted Shares shall be credited with any dividends payable in cash, Shares or other property paid with respect to such Restricted Shares.] Except as determined by the Committee, in the event (a) of any adjustment as provided in Section 4.2 of the Plan, or (b) any cash, Shares or other property is paid by the Company as a dividend on the Restricted Shares, such cash, Shares or other property payable to the Grantee on such Restricted Shares shall be subject to the same terms and conditions, including any transfer restrictions, as relate to the Restricted Shares and shall be paid to the Grantee when and if the applicable Restricted Shares vest. The Grantee shall be entitled to voting rights with respect to the Restricted Shares covered by this Award.

(d) None of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the vesting of such Restricted Shares.

3. Termination of Restrictions. Upon vesting of the Restricted Shares, a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, in book-entry form) [and any dividends or dividend equivalents accrued thereon shall be paid].

4. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ or service of Holdings or any of its Affiliates or Subsidiaries, and Holdings (and its Affiliates and Subsidiaries) may at any time dismiss the Grantee from employment or service, free from any liability or any claim under the Plan or this Award (but subject to the terms of the Grantee’s employment agreement or change in control agreement, if any, as in effect from time to time).

5. Adjustments. The Committee shall make adjustments in the terms and conditions of this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting Holdings or any Affiliate, or the financial statements of Holdings or any Affiliate, or of changes in applicable laws, regulations or accounting principles. In addition, in the event of certain corporate transactions or events described in Section 4.2 of the Plan, the Committee may (i) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect or (ii) make provision for a cash payment to the Grantee.

6. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that except as otherwise provided in the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary with respect to the Award shall not, to that extent, be effective without the consent of the Grantee, holder or beneficiary.

7. Withholding of Taxes. Upon the lapse of the restrictions and the issuance of Shares with respect to any portion of this Award, the Grantee may be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold from the Award, from any payment due or transfer made under the Award or under the Plan, or from any compensation or other amount owing to the Grantee the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of the Award, any transaction involving the Award, or any payment or transfer under the Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the authorization described above, the Committee may in its discretion permit the Grantee to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to the Award by: (a) electing to have Holdings withhold Shares or other property otherwise deliverable to the Grantee pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental wage income) and/or (b) tendering to Holdings Shares owned by the Grantee (or by the Grantee and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid Holding’s or the Affiliates’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

8. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Award are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall govern.

9. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10. Notices. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	AAC Holdings, Inc. 115 East Park Drive, Second Floor Brentwood, TN 37027 Attn:

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

11. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Nevada without giving effect to conflicts of laws principles.

12. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

13. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.

AAC HOLDINGS, INC.

By:

Name:

Title:

GRANTEE:

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